UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Dynegy Inc.

(Name of Registrant as Specified in its Charter)

Seneca Capital International Master Fund, L.P.

Seneca Capital, L.P.

Seneca Capital Investments, L.P.

Seneca Capital Investments, LLC

Seneca Capital International GP, LLC

Seneca Capital Advisors, LLC

Douglas A. Hirsch

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

SAVING DYNEGY: THE TRUTH ABOUT THE VALUE OF DYNEGY—

SETTING THE RECORD STRAIGHT

NEW YORK, November 16 – Seneca Capital, one of the largest holders of Dynegy Inc. (NYSE: DYN) equity with a 12% economic interest (including 9.3% voting common stock), is writing to comment on the amended merger proposal at $5.00 per share and to set the record straight regarding certain misleading statements concerning Seneca and Seneca’s opposition to the proposed merger of Dynegy.

Seneca strongly encourages shareholders to vote AGAINST the amended $5.00 per share merger proposal as it is still the WRONG PRICE at the WRONG TIME for the WRONG REASONS. Seneca has presented a detailed investment case to the marketplace supporting a valuation for Dynegy in excess of $6 per share rising to $16-$18 per share as power prices recover. Seneca believes the increased merger consideration supports Seneca’s contention that liquidity is NOT an issue for Dynegy and that ISSUING EQUITY would be the wrong decision for shareholders. In addition, Seneca believes that key fundamental factors contributing more than $3.50/sh incremental value to Dynegy’s eight-year-low pre-transaction stock price, will provide strong stock support after the proposed deal is defeated. Seneca believes the fact that Dynegy management stands to receive in the aggregate only approximately $400,000 of incremental change of control compensation as a result of this increased offer illustrates their misalignment with achieving the best outcome for shareholders (90% of the $38 million change of control compensation has no relation to the deal price).

Unfortunately, in an attempt to turn shareholders’ focus away from the fundamental issue of shareholder value – and from defeating the proposed merger – a number of misleading allegations about Seneca and its record have been made recently.

Seneca’s involvement with Texas Genco has been ironically characterized as indicative of an inability to identify and deliver value for Dynegy shareholders. In fact, with many parallels to the current Dynegy situation, Seneca initiated a syndicate of public market investors that put forth a proposal to keep Texas Genco as a public company and preserve substantial upside for shareholders. In the end, unfortunately, minority investors were squeezed out without a vote and the private equity consortium that took Texas Genco private sold their investment within 14 months for more than 6x their money.

Seneca’s effort to enhance Board alignment at Reliant Energy in 2006 is also mischaracterized as leading to a loss for shareholders. Two years following the commencement of Seneca’s efforts that resulted in an agreement with Reliant Energy to add a nominee representing a substantial institutional shareholder, Reliant Energy stock increased nearly 2.5x. Seneca reduced its exposure in Reliant as the stock price approached its price target — a price that resulted in a substantial gain for Reliant shareholders.

Allegations that Seneca sought to block a bid for Transalta by Global Infrastructure Partners and LS Power Equity Partners are false. In fact, Seneca did not campaign to block this bid but rather suggested to the Transalta Board that it undertake a review of strategic alternatives including the GIP/LS proposal. After the Transalta Board determined that it would not engage the bidders or conduct a strategic review, Seneca reduced its investment at a profit.

Seneca’s credibility with regard to Dynegy has been called into question because of the sale of a portion of its investment at a price lower than the proposed merger price. Unfortunately, Seneca had not fully completed its diligence prior to the seemingly inexplicable sharp and anomalous drop (~23%) in Dynegy stock during the week of August 9th. Important facts have come to light since the announcement of the merger, including fundamental factors such as incremental cost cutting, the NRG asset sale valuation and an improvement in forward commodity margins that collectively contribute more than $3.50 per share to Dynegy’s valuation. In addition, Seneca has performed substantial due diligence on Dynegy, including a thorough review of the company and its assets with outside consultants and former industry management teams. That diligence effort has underpinned Seneca’s confidence in its current position of more than 12% of the economic interest in the company. (We think a better question regards Dynegy’s scorched-earth defense of a proposed sale at $4.50 per share when the buyer now proves willing to pay $5.00 per share and, just one year before, the company bought back nearly 30% of its own stock at $9.65 per share.)

Finally, regarding Seneca’s plan to refocus Dynegy as the premier vehicle to participate in power market recovery, starting with the reinvigoration of the Dynegy Board with two extremely capable directors who believe in the Dynegy value proposition and have in aggregate committed to own 800,000 shares of stock during their tenure, it has been suggested that Mr. Hunter’s election to the Board would raise antitrust issues. In fact, Mr. Hunter is uniquely suited to help steward Dynegy. He has substantial experience managing a large fleet of power generation facilities as well as negotiating complicated bank financing, hedging and collateral arrangements. Disarming a main scare tactic that the company has advanced to defend the proposed merger regardless of price, Mr. Hunter’s informed opinion is that Dynegy does not have any near-term liquidity issues and that the company possesses multiple tools to maintain appropriate liquidity. Neither Seneca, Mr. Hunter nor our advisors believe that Mr. Hunter’s involvement with Dynegy creates any antitrust issues.

Seneca yesterday filed preliminary consent solicitation materials for the election of E. Hunter Harrison, pioneering railroad executive, and Jeff Hunter, successful power industry veteran, to Dynegy’s Board and to adopt shareholder resolutions to provide a strong shareholder mandate for a five point plan to refocus Dynegy as the premier vehicle to participate in power market recovery: (1) strategic review of the business and assets, (2) capital structure optimization, (3) evaluation of cost cutting opportunities, (4) review of top management and director and officer compensation to create better alignment, and (5) evaluating the unwind of reverse split in a shareholder friendly fashion.

Respected energy industry veteran, Steve Weyel, and successful power investor, Jeffrey S. Stein, are also compelled by this opportunity to maximize shareholder value and have agreed to serve as nominees to Dynegy’s Board if any existing directors resign or alternatively through a subsequent consent solicitation process.

Seneca strongly recommends that shareholders VOTE AGAINST the proposed merger at $5.00 per share. It is still the WRONG PRICE at the WRONG TIME for the WRONG REASONS.

Contact:

for Seneca Capital

Lisa Wolford, Robinson Lerer & Montgomery, 646-805-2014

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (together with each of the foregoing, “Seneca Capital”) have jointly made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies against a proposed acquisition of Dynegy Inc. (“Dynegy”) by Denali Parent Inc. and Denali Merger Sub Inc., which will be voted on at a meeting of Dynegy’s stockholders.

SENECA CAPITAL ADVISES ALL STOCKHOLDERS OF DYNEGY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, GEORGESON, INC., BY CALLING (888) 877-5373.

Each of Seneca Capital International Master Fund, L.P., Seneca Capital, L.P., Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch (the “Participants”) is a participant in this solicitation. Douglas A. Hirsch is the managing member of each of Seneca Capital Investments, LLC, Seneca Capital International GP, LLC and Seneca Capital Advisors, LLC. The principal occupation of Mr. Hirsch is investment management. Seneca Capital Investments, LLC is the general partner of Seneca Capital Investments, L.P. Seneca Capital International GP, LLC is the general partner of Seneca Capital International Master Fund, L.P., and Seneca Capital Advisors, LLC is the general partner of Seneca Capital, L.P. The principal business address of Mr. Hirsch, Seneca Capital Investments, LLC, Seneca Capital Investments, L.P., Seneca Capital International GP, LLC, Seneca Capital International Master Fund, L.P., Seneca Capital Advisors, LLC and Seneca Capital, L.P. is c/o Seneca Capital Investments, LP, 590 Madison Avenue, 28th Floor, New York, New York 10022.

As of November 15, 2010, Seneca Capital International Master Fund, L.P. beneficially owned 7,712,100 shares of Dynegy’s common stock, par value $0.01 per share (“Shares”), representing beneficial ownership of approximately 6.4% of the Shares. As of November 15, 2010, Seneca Capital, L.P. beneficially owned 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, and Mr. Hirsch may be deemed to beneficially own 11,226,500 Shares, representing beneficial ownership of approximately 9.3% of the Shares, held in the aggregate by Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. Seneca Capital International GP, LLC may be deemed to beneficially own 7,712,100 Shares, representing beneficial ownership of approximately 6.4% of the Shares, held by Seneca Capital International Master Fund, L.P. Seneca Capital Advisors, LLC may be deemed to beneficially own 3,514,400 Shares, representing beneficial ownership of approximately 2.9% of the Shares, held by Seneca Capital, L.P. Each of Seneca Capital Investments, L.P., Seneca Capital Investments, LLC, Seneca Capital International GP, LLC, Seneca Capital Advisors, LLC and Douglas A. Hirsch disclaims beneficial ownership of the Shares except to the extent of its or his pecuniary interest therein, and this filing shall not be deemed an admission of beneficial ownership of such Shares for any purpose.

As of November 15, 2010, Seneca Capital International Master Fund, L.P. and Seneca Capital, L.P. held European-style call options, providing the right to purchase 1,986,900 and 904,100 shares, respectively at an exercise price of $0.01 per share by delivery of notice of exercise as of April 15, 2011.